Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Michael H. Carrel	Nancy A. Johnson, (612) 455-1745
(952) 487-9500	Marian Briggs, (612) 455-1742
www.vitalimages.com	njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES TO PRESENT AT WACHOVIA SECURITIES
NANTUCKET EQUITY CONFERENCE WEDNESDAY, JUNE 29

Presentation Will be Webcast Live at 9:45 a.m. CT

Minneapolis, June 23, 2005 — Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, will present at the Wachovia Securities Nantucket Equity Conference on Wednesday, June 29, at 9:45 a.m. CT (10:45 a.m. ET).  Jay D. Miller, president and chief executive officer, and Philip I. Smith, vice president, marketing and corporate development, will discuss the company’s recent accomplishments as well as present its outlook for future growth.

The Wachovia Securities Nantucket Equity Conference is a four-day event held in Nantucket, Mass., showcasing leading public companies from a variety of industries.  To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Wachovia Securities Nantucket Equity Conference Webcast icon and sign in. Select “Vital Images” under the Madaket Room column on the June 29, 2005, presentations table (listed in the 10:45 a.m. ET row).  The Webcast will be available for 90 days following the live broadcast.  Windows Media Player 9 is required to play the broadcast.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization and analysis software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

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